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EXHIBIT 8.1

[LETTERHEAD OF ARTHUR ANDERSEN]

June 25, 2001
Mr. James W. Lokey
President & CEO
Mid-State Bancshares
1026 Grand Avenue
Arroyo Grande, CA 93402
Dear Mr. Lokey:

    This opinion is being furnished to you in connection with the proposed merger of Americorp into Mid-State Bancshares (the "Holding Company Merger") and the simultaneous merger of Americorp's wholly-owned subsidiary, American Commercial Bank into Mid-State Bancshares wholly-owned subsidiary, Mid-State Bank and Trust (the "Bank Merger"), which is to be completed on or about September 30, 2001 (the "Effective Date") with Mid-State Bancshares and Mid-State Bank and Trust surviving the respective mergers.

    You have requested our opinion that:

  •
  The Holding Company Merger and Bank Merger will qualify as tax-free reorganizations under Section 368(a)(1)(A).1

  •
  No gain or loss will be recognized by Americorp common shareholders who exchange their common stock in Americorp solely for Mid-State Bancshares common stock under Section 354.

  •
  The holders of Americorp stock options will not recognize gain or loss upon the substitution of Mid-State Bancshares stock options for their Americorp stock options.

Reliance on Certain Facts, Assumptions and Representations

    In rendering our Opinion, we have relied upon the accuracy and completeness of the facts and information as contained in the Agreement to Merge and Plan of Reorganization dated as of April 9, 2001 and the First Amendment to such Agreement dated May 24, 2001 (collectively, the "Agreement"), including all attachments thereto, Form S-4 Registration Statement ("Form S-4") including all exhibits attached thereto and the representations provided to us by duly authorized officers of Mid-State Bancshares, Mid-State Bank and Trust, Americorp and American Commercial Bank (in each case, without regard to any limitation based on knowledge or belief).2 Such officers have represented that the facts, assumptions, and representations are true, correct, and complete. However, we have not independently audited or otherwise verified any of these facts, assumptions, or representations. A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions, or representations upon which we have relied may require a modification of all or a part of this opinion. In addition, our Opinion is based on such facts, assumptions, and representations furnished to us as of the date of this letter. Any changes in the facts, assumptions, or representations upon which we have relied between the date of this letter and the actual closing of the mergers described above may require modification of all or part of this Opinion. We have no responsibility to update this opinion for events, transactions, circumstances, or changes in any such facts, assumptions, or representations occurring after this date.

Unless otherwise indicated herein, all Section references are to the Internal Revenue Code of 1986, as amended (the "Code"), or to Treasury Regulations ("Treas. Reg.") promulgated thereunder.

2
We have also relied upon certain other documents and agreements such as the Forms 10-K for Mid-State Bancshares and Americorp for fiscal years ended December 31, 2000 and the 1994 and 1998 Americorp Stock Option Plan.

Proposed Transaction

    Our understanding of the proposed transaction, as described in the Agreement, is as follows:

  1.
  On the Effective Date, Americorp will merge with and into Mid-State Bancshares with Mid-State Bancshares being the survivor, pursuant to California state law. All assets, rights, franchises, titles and interests of Americorp shall transfer to and vest in Mid-State Bancshares by virtue of the Holding Company Merger. The separate corporate existence of Americorp will terminate.

  2.
  On the Effective Date and simultaneous with step 1, American Commercial Bank will merge with and into Mid-State Bank and Trust with Mid-State Bank and Trust being the survivor, pursuant to California state law. All assets, rights, franchises, titles and interests of American Commercial Bank shall transfer to and vest in Mid-State Bank and Trust by virtue of the Bank Merger. The separate corporate existence of American Commercial Bank will terminate. No stock will be issued in the Bank Merger.

  3.
  On the Effective Date, those shareholders of Americorp who have agreed to participate in the Holding Company Merger will exchange all of their shares of Americorp common stock. The Americorp shareholders may elect, as described in Section 2.7 of the Agreement, to receive Mid-State Bancshares common stock, cash, or a combination of stock and cash in exchange for their Americorp stock. In addition, Americorp shareholders will receive cash in lieu of fractional shares. Finally, any Americorp shareholders who dissent from the Holding Company Merger will have their shares redeemed by Americorp and will also receive cash. Pursuant to Section 2.7 of the Agreement, the total cash consideration paid to all shareholders (equal to the sum of the cash paid pursuant to Section 2.7 plus the cash paid for fractional shares and the cash paid to dissenting shareholders) may not exceed 40 percent of the total consideration paid for all shares of Americorp common stock.

  4.
  Mid-State Bancshares will grant substitute options pursuant to the Agreement to each person who has at the Effective Date an outstanding option to purchase shares of Americorp common stock. The substitute stock options granted by Mid-State Bancshares will be 100% vested and the amount of stock options granted will be in accordance with the formula as defined in Section 7.4(b) of the Agreement.

Opinion

    Based on the foregoing, it is our opinion that with respect to the Holding Company Merger:

1.
The Holding Company Merger will qualify as a reorganization under Section 368(a)(1)(A). Mid-State Bancshares and Americorp will each be a "party to a reorganization" within the meaning of Section 368(b).

2.
Americorp will recognize no gain or loss on the transfer of its assets, subject to liabilities, to Mid-State Bancshares solely in exchange for Mid-State Bancshares common stock, cash, and cash in lieu of fractional shares of Mid-State Bancshares (Sections 361(a) and 357(a)). In addition, Americorp will recognize no gain or loss on the distribution to its shareholders of the Mid-State Bancshares stock, cash, and cash in lieu of fractional share interests of Mid-State Bancshares referred to herein (Section 361(c)).

3.
The tax basis of the Americorp assets in the hands of Mid-State Bancshares will be the same as the tax basis of those assets in the hands of Americorp immediately prior to the Holding Company Merger (Section 362(b)).

4.
The holding period of the assets of Americorp in the hands of Mid-State Bancshares will include the period during which such assets were held by Americorp (Section 1223(2)).

5.
No gain or loss will be recognized to Mid-State Bancshares on the receipt of the assets of Americorp in the Holding Company Merger (Section 1032).

6.
Except with respect to cash in lieu of fractional shares, as provided below, no gain or loss will be recognized by common shareholders of Americorp who exchange their Americorp common stock solely for Mid-State Bancshares common stock (Section 354(a)(1)).

7.
Gain, if any, will be realized by Americorp shareholders who elect to receive both Mid-State Bancshares common stock and cash, but not in excess of the amount of the sum of such cash (Section 356(a)(1)). If the exchange has the effect of the distribution of a dividend (determined with the application of Section 318(a)), then the amount of the gain recognized that is not in excess of the Americorp shareholder's ratable share of undistributed earnings and profits will be treated as a dividend (Section 356(a)(2)). The determination of whether the exchange has the effect of the distribution of a dividend will be made in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726 (1989). The tax consequences to such shareholders must be determined on a shareholder-by-shareholder basis taking into account the attribution rules of Section 318. Because the determination of whether a shareholder receiving cash will be entitled to sale or exchange or dividend treatment is highly dependent on that shareholder's specific facts and relationships to, or with, other shareholders, it is not possible to reach any general conclusions with respect to this issue. Rather, each shareholder who receives cash will need to consult with his, her or its own tax advisor to determine the appropriate characterization of the Holding Company Merger for their federal income tax purposes. No loss will be recognized on the exchange (Section 356(c)).

8.
The payment of cash in lieu of fractional share interests of Mid-State Bancshares common stock will be treated as if each fractional share was distributed as part of the exchange and then redeemed by Mid-State Bancshares pursuant to Section 302. The tax consequences to such shareholders must be determined on a shareholder-by-shareholder basis taking into account the attribution rules of Section 318. Because the determination of whether a shareholder receiving cash will be entitled to sale or exchange or dividend treatment is highly dependent on that shareholder's specific facts and relationships to, or with, other shareholders, it is not possible to reach any general conclusions with respect to this issue as it might relate to all shareholders who receive cash. Rather, each shareholder who receives cash will need to consult with his, her or its own tax advisor to determine the appropriate characterization of the Holding Company Merger for their federal income tax purposes.

9.
The tax basis of the shares of Mid-State Bancshares common stock to be received by shareholders of Americorp pursuant to the Holding Company Merger will be the same as the basis of the shares of Americorp common stock surrendered in exchange therefor, decreased by the amount of any money received by the shareholder on the exchange and increased by the amount treated as a dividend and the amount of other gain recognized in the exchange (Section 358(a)).

10.
The holding period of the shares of Mid-State Bancshares common stock to be received by shareholders of Americorp pursuant to the Holding Company Merger will include the holding period of the shares of Americorp common stock exchanged therefor, provided that the shares of Americorp common stock are held as capital assets on the Effective Date of the Holding Company Merger (Section 1223(1)).

11.
No gain or loss will be recognized for federal income tax purposes by the holders of outstanding stock options granted under Americorp's stock option plan as a result of the granting, pursuant to the Holding Company Merger, of substitute stock options pursuant to Mid-State Bancshares' stock option plan.

12.
The granting of any substitute incentive stock option under the Mid-State Bancshares stock option plan, to a holder of an incentive stock option, under the Americorp stock option plan, will not be deemed a "modification" of Americorp's existing incentive stock option plan under Section 424(h)(3), provided the requirements of Section 424(a)(1) and (2) are satisfied.

13.
Subject to Section 302(b), gain or loss, if any, will be recognized by Americorp common shareholders who exercise dissenters' rights pursuant to applicable law (Section 302(a)). The tax consequences to such shareholders must be determined on a shareholder-by-shareholder basis taking into account the attribution rules of Section 318. Because the determination of whether a shareholder receiving cash will be entitled to sale or exchange or dividend treatment is highly dependent on that shareholder's specific facts and relationships to, or with, other shareholders, it is not possible to reach any general conclusions with respect to this issue as it might relate to all shareholders who receive cash. Rather, each shareholder who receives cash will need to consult with his, her or its own tax advisor to determine the appropriate characterization of the Holding Company Merger for their federal income tax purposes.

14.
Pursuant to Section 1001 and subject to Section 267 and Subchapter P of the Code, gain or loss will be recognized by the Americorp shareholders who elect to receive solely cash in the Holding Company Merger measured by the difference between the cash they receive and the adjusted basis of the common stock surrendered as determined under Section 1011. The tax consequences to such shareholders must be determined on a shareholder-by-shareholder basis taking into account the attribution rules of Section 318. Because the determination of whether a shareholder receiving cash will be entitled to sale or exchange or dividend treatment is highly dependent on that shareholder's specific facts and relationships to, or with, other shareholders, it is not possible to reach any general conclusions with respect to this issue as it might relate to all shareholders who receive cash. Rather, each shareholder who receives cash will need to consult with his, her or its own tax advisor to determine the appropriate characterization of the Holding Company Merger for their federal income tax purposes.

  Regarding the Bank Merger, it is our opinion that:

15.
The Bank Merger will qualify as a reorganization under Section 368(a)(1)(A). Mid-State Bank and Trust and American Commercial Bank will each be a "party to a reorganization" within the meaning of Section 368(b).

16.
American Commercial Bank will recognize no gain or loss on the transfer of its assets, subject to liabilities, to Mid-State Bank and Trust solely in exchange for Mid-State Bank and Trust common stock (Sections 361(a) and 357(a)).

17.
The tax basis of the American Commercial Bank assets in the hands of Mid-State Bank and Trust will be the same as the tax basis of those assets in the hands of American Commercial Bank immediately prior to the Bank Company Merger (Section 362(b)).

18.
The holding period of the assets of American Commercial Bank in the hands of Mid-State Bank and Trust will include the period during which such assets were held by American Commercial Bank (Section 1223(2)).

19.
No gain or loss will be recognized to Mid-State Bank and Trust on the receipt of the assets of American Commercial Bank in the Bank Merger (Section 1032).

20.
No gain or loss will be recognized by Americorp on the constructive exchange of its common stock in American Commercial Bank for common stock in Mid-State Bank and Trust (which Mid-State Bank and Trust stock is treated as acquired by Mid-State Bancshares in the Holding Company Merger) (Section 354(a)(1)).

21.
The tax basis of the shares of Mid-State Bank and Trust common stock to be constructively received by Americorp pursuant to the Bank Merger will be the same as the basis of the shares of American Commercial Bank common stock surrendered in exchange therefor (Section 358(a)).

22.
The holding period of the shares of Mid-State Bank and Trust common stock to be constructively received by Americorp pursuant to the Bank Merger will include the holding period of shares of Americorp common stock exchanged therefor (Section 1223(1)).

    We express no opinion on the impact, if any, of any other Sections of the Code, including but not limited to Sections 382, 383, and 384, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

Premise of Opinion

    The Opinion is based solely on our interpretation of the Code; U.S. federal income tax regulations thereunder; relevant judicial decisions; and guidance issued by the Internal Revenue Service ("Service") including revenue rulings and revenue procedures; and other authorities that we deemed relevant; in each case as of the date of this Opinion.

    U.S. federal income tax laws and regulations, and the interpretations thereof, are subject to change, which changes could adversely affect this Opinion. If there is a change in the Code, the regulations thereunder, the administrative guidance issued thereunder, or in the prevailing judicial interpretation of the foregoing, the Opinion expressed herein would necessarily have to be reevaluated in light of any such changes. The Opinion is as of the date of this letter and we have no responsibility to update this Opinion for changes in applicable law or authorities occurring after this date.

    The Opinion does not address the potential tax consequences of any transactions, events, or circumstances other than the transaction as described herein. In addition, the Opinion is limited to the U.S. federal income tax consequences set forth below. It does not address any non-income, state, local, or foreign tax consequences of the transaction. We also express no opinion on non-income tax issues, such as corporate law or securities matters.

    The Opinion does not address the U.S. federal income tax consequences of the transaction to any Americorp common stockholder that has a special status, including (without limitation) insurance companies; financial institutions; broker-dealers; foreign corporations, estates and trusts not subject to U.S. federal income tax on their income regardless of source, and persons who are not citizens or residents of the United States; and persons who acquired stock as the result of the exercise of an employee stock option, pursuant to an employee stock purchase plan, or otherwise as compensation.

    The Opinion is not binding on the Service, and there can be no assurance that the Service will not take positions contrary to the Opinion or will not be successful in sustaining such contrary positions. However, should the Service challenge the U.S. federal income tax treatment of the matters discussed herein, the Opinion reflects our assessment of the probable outcome of litigation based solely on an analysis of the existing authorities relating to such matters.

    The Opinion is solely for the benefit of Mid-State Bancshares, Mid-State Bank and Trust, Americorp and American Commercial Bank and their respective shareholders (solely to the extent provided herein) and is not intended to be relied on by anyone other than those parties specified. Arthur Andersen LLP ("Andersen") assumes no responsibility for tax consequences, or any other consequences, to any other parties to the transactions or to other persons. Instead, any other such parties or persons should consult and rely upon the advice of their own counsel, accountant, tax advisor or other advisors. Except to the extent expressly permitted hereby and without the prior written consent of Andersen, this document may not in whole or in part be disclosed or quoted, nor otherwise referred to in any documents or delivered to any other person or entity. Disclosure by Mid-State Bancshares, Mid-State Bank and Trust, Americorp and American Commercial Bank to a taxing authority is permitted, however. In this regard, Andersen expressly consents to include copies of this letter as an exhibit to the Agreement, as an exhibit in the Form S-4 for the Holding Company Merger and Bank Merger and by making reference to us and our opinion in the Proxy Statement-Prospectus forming a part of the Registration Statement has been given. Moreover, notwithstanding anything herein to the contrary, (i) no restriction herein is intended to be nor shall be construed as a condition of confidentiality as such term is used in Sections 6011, 6111, 6112 and the regulations thereunder; and (ii) any corporation has Andersen's authorization to disclose to any and all persons, without limitation of any kind, any entity, plan, arrangement or transaction referenced in this document it being such corporation's duty to ascertain whether any further authorization is needed from Mid-State Bancshares, Mid-State Bank and Trust, Americorp and American Commercial Bank or others.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP

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EXHIBIT 8.1
[LETTERHEAD OF ARTHUR ANDERSEN]